Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Ping Identity Holding Corp. of our report dated March 4, 2020 relating to the financial statements of Ping Identity Holding Corp., which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
July 6, 2020